REINSTATMENT AND MODIFICATION AGREEMENT

     THIS REINSTATMENT AND MODIFICATION AGREEMENT entered into this 10th day of October, 1997 by and between TWC TEN, LTD., a Florida limited partnership
("Seller") and AETNA LIFE INSURANCE COMPANY, a
Connecticut corporation ("Purchaser").

     WHEREAS, Seller and Purchaser entered into an Agreement of Sale and Purchase dated effective
September 23, 1997 (the "Contract'); and

     WHEREAS, Purchaser terminated the contract pursuant to its notice dated October 1, 1997; and

     WHEREAS, Seller and Purchaser wish to reinstate the Contract and to modify certain terms thereof as more particularly set forth herein.

     NOW, THEREFORE, in consideration of Ten and 00/100
Dollars ($10.00) and other good and valuable consideration receipt and sufficiently which is hereby acknowledged, the parties agree as follows:

     1. The recitals set forth above are true and correct.

     2. The Contract is hereby reinstated effective as of the date of the signature of the last party hereto as set forth below their signature.

     3. The Purchase Price set forth in Paragraph 2 is hereby reduced for Forty-Five Million seven Hundred
Thousand and 00/100 Dollars ($45,700,000.00).

     4. The parties acknowledged that the Deposit required under paragraph 2A, in the amount of $459,500.00 is currently held by Annis, Mitchell, Cockey, Edwards & Roehn, P.A., as Escrow Agent ("Escrow
Agent"). The same shall continue to be held pursuant to the terms of the Contract.

     5. Paragraph 3B is hereby amended to provide that the Inspection Period shall expire at 5:00 p.m.
EDT on October 13, 1997.

     6. Paragraph 6A is hereby amended to provide for a Closing on October 20, 1997.

     7. Paragraph 14 is hereby amended to provide that notices under the Contract may also be sent by facsimile transmission as evidenced by receipt transmission to the following addresses in the manner required in Paragraph 14.

     To:  Dean Witter Realty, Inc.
          Two World Trade Center
          64th Floor
          New York, NY 10048

     To:  The Taylor Simpson Group
          One Rockefeller Plaza
          23rd Floor
          New York, NY 10020
          (212) 632-6919
          Attn: Jeffrey B. Feldman

     To:  Annis Mitchell Cockey Edwards & Roehn, P.A.
          One Tampa City Center
          Suite 2100
          Tampa, FL 33601
          (813) 223-9067

     To:  Aetna Life Insurance Company
          Attention:  Michael T. Mistretta
          242 Trumbull Street
          4th Floor
          Hartford, CT 06103-1205
          (860) 275-3534

     To:  Aetna Life Insurance Company
          Attention:  Drake M. Batchelder, Esq.
          110 S.E. Sixth Street
          15th Floor
          Fort Lauderdale, FL 33301
          (954) 761-8475

     8. The parties agree that Purchaser's inspection of the Premises has disclosed certain defects in the parking garage areas which need remedial action.
Seller shall escrow with Escrow Agent, the sum of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) at the time of Closing. Seller and Purchaser shall mutually agree upon (I) an escrow agreement to be executed at the Closing reasonably satisfactory to the Escrow Agent; and (ii) a scope of work to be performed within the parking garage to remediate such defects including reasonable engineering and architectural services and reasonable construction management costs.
Such remedial work shall be completed within one (1) year from the date of Closing. Upon its completion, the Hotel Property will be billed for its sixty percent
(60%) portion of such work as provided in that certain
Declaration of Restrictions and Easements recorded in O.R. Book 4629, Page 1896 of the Public Records of
Hillsborough County, Florida, as amended (the
"Declaration"), and upon receipt of the Hotel
Property's contribution and Seller's receipt of invoices for all such remedial work reasonably satisfactory to it, the Office Building's portion of forth percent (40% of such expenditure shall be released from escrow to Purchaser and any balance returned to Seller. In the event that the Office
Building's portion of the remedial work exceeds Seventy-
Five Thousand and 00/100 Dollars ($75,000.00), any such excess shall be paid by Purchaser. In the event all of the requirements set forth herein are not satisfied within one (1) year from the date of Closing, any sums still held by Escrow Agent shall promptly be delivered to Seller.

     9.   The parties acknowledge that Federal
Insurance Company is owed a rental credit of $100,000 net of certain amounts owed Seller pursuant to the Federal Letter (as hereinafter defined) and other amounts due Seller under the Lease with Federal
Insurance Company which is the sole responsibility of the Seller. This rental credit will be satisfied pursuant to the terms of the Letter dated September 17, 1997 from the Wilson Company to Federal Insurance company, a copy of which is attached hereto as Exhibit
"A" (the "Federal Letter").

     10. Except as modified herein all of the terms and conditions of the Contract shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Reinstatement and Modification Agreement as of the day and year first above written.

Signed, sealed and delivered in the presence of:

                         TWC TEN, LTD., a Florida
limited                              partnership

                         By:  BAYPORT OFFICE, LTD., a
Florida limited partnership,
as a general partner of TWC
TEN, LTD., a Florida limited
partnership

                         By:  DEAN WITTER REALTY GROWTH
PROPERTIES, L.P., a Delaware
limited partnership, as the
general partner of BAYPORT
OFFICE, LTD., a Florida
limited partnership

                         By:  DEAN WITTER REALTY GROWTH
PROPERTIES, INC., a Delaware
corporation, as a general
partner of DEAN WITTER
REALTY GROWTH PROPERTIES,
L.P., a Delaware limited
partnership


____________________________  By:
________________________
Print Name: ________________  Name:     Robert B.
Austin
                         Its: Vice President

____________________________
Print Name:    ________________    Date Executed:
______________




                         By:  BAYROCK REALTY
ASSOCIATES,                                    L.P.,
LTD., a Delaware
limited partnership, as a
general partner of TWC TEN,
LTD., a Florida limited
partnership

                         By:  BAYROCK REALTY, INC., a
Delaware corporation d/b/a
BAYROCK TAMPA REALTY, INC.,
a general partner of BAYROCK
REALTY ASSOCIATES, L.P.,
LTD, a Delaware limited
partnership

____________________________  By:
________________________
Print Name: ________________  Name:     Paul E. Taylor
III
                         Its: Vice President

____________________________
Print Name:    ________________    Date Executed:
______________